Descartes House 8
Gate Street London
WC2A 3.14P
United Kingdom

+44 (0) 20 7643 5550 Telephone
+44 (0) 20 7643 5556 Facsimile

romv.cartesian.com
Strictly Private & Confidential
Dermod Ranaghan

19 July 2017
Dear Dermod,
Contract of employment
This letter is your contract of employment and includes a statement of the applicable terms of your employment as required by section 1 of the Employment Rights Act 1996.

1.Commencement of Employment
1.1    Your employer is Cartesian Limited (the "Company"). Your employment under this agreement will commence on 19 July 2017.
1.2    Your previous employment counts towards your period of continuous employment with the Company which therefore began on 16 October 2000.
2.Position and Duties
2.1    You are employed as Managing Director or in such other position as the Company may reasonably require and to which you consent, such consent not to be unreasonably withheld. Your role will involve such duties as are consistent with your position and any other duties as may be assigned to you by the Company.
2.2    You agree that you will:

(a)
faithfully and diligently exercise such powers and perform such duties on behalf of the Company or any other Group Company as are consistent with your position and as may be assigned to you from time to time;

(b)	at all times act in the best interests of, and not do anything that is harmful to, the Company or any other Group Company;

(c)	unless prevented by illness or incapacity, devote the whole of your time, attention and abilities to the business of the Company and any Group Company;

(d)
at all times use your best endeavours to comply with and not cause the Company or any other Group Company to breach any and all rules, regulations and requirements (including internal rules, policies and procedures and those of any regulatory body or stock exchange, code of conduct or statutory provision) to which you, the Company or any other Group Company are from time to time subject;

(e)	promptly make such reports to the Board in connection with the affairs of the Company or any Group Company on such matters and at such times as arc reasonably required; and

(f)
report your own material or serious wrongdoing and any material or serious wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the Board as soon as reasonably practicable on becoming aware of it.

2.3    During your employment with the Company you will not hold, without the prior written consent of the Company, any other offices, directorships or positions (whether paid or unpaid) or be directly or indirectly employed, engaged, concerned or interested in the conduct of any other business or undertaking whether or not competing in any respect with the Company or any other member of the Group save through your holding less than three per cent of the issued securities of any class of any company listed on a recognised stock exchange,
2.4    The Company reserves the right to appoint any other person to act jointly with you and to transfer your employment under this agreement to any other member of the Group at any time during your employment, subject to obtaining your prior written consent (such consent not to be unreasonably withheld).
3.    Place of Work
3.1    Your normal place of work is at the Company's offices in Descartes House, 8 Gate St, London WC2A 31iP or following consultation and agreement with you such other place as the Company may reasonably require for the proper performance of your duties.
3.2    You will be required to travel both inside and outside the UK on Company business and you agree to make yourself reasonably available as necessary for business travel in accordance with Company instructions.
4.    Remuneration
4.1    Your annual basic salary is £125,000 subject to applicable deductions for tax and national insurance and payable monthly in arrears.
4.2    You authorise the Company to deduct from your salary or any other payment due to you any amounts due from you to the Company or any other member of the Group including, without limitation, any overpayment of salary, loan or advance.
4.3    Subject to production of appropriate receipts and compliance with any Company expense policy, the Company will reimburse you for reasonable out-of-pocket expenses which are wholly, properly and necessarily incurred in the performance of your duties for the Company.
4.4    You will be eligible to participate in the Company's bonus scheme as amended from time to time. The current on target bonus amount associated with your position is up to 50% of your annual basic salary. Any bonus given by the Company is entirely discretionary and will not give rise to a contractual entitlement to a bonus in any subsequent year, even where bonuses have been regularly paid in the past. The Company reserves the right to terminate or amend any bonus scheme without notice at any time.
5.    Pension and Benefits
5.1    The Company operates a Self-Invested Personal Pension (SIPP). You are enrolled in the SIPP subject to the rules of the SIPP, the provisions of Part 1 of the Pensions Act 2008 and the tax reliefs and exemptions available from HM Revenue & Customs from time to time, The Company contribution will be 8% of your annual basic salary, provided that you make a minimum contribution of 4% of your annual basic salary to the SIPP, All contributions will be payable in equal monthly instalments in arrears and your contributions will be made by way of deduction from your salary.
5.2    You are eligible to join:

(a)
the Group Income Protection (GIP) Scheme or such other permanent health insurance scheme as the Company may make available from time to time. This provides a proportion of salary (currently 75% basic salary less state benefits) in the event of long term disability; and

(b)
the Company's private medical insurance scheme (or such other medical expenses scheme as the Company may make available from time to time), You may also include your dependents, (as defined by the scheme) in the medical cover.

Your right to participate in the above schemes and any other benefit schemes provided for you by the Company is subject to acceptance and continuation of cover for you by an appropriate insurer at rates acceptable to the Company and subject to any terms, conditions, exclusions or limitations which such insurer may impose. The Company may amend, vary or terminate such benefits at any time and will have no liability for any failure or refusal by the insurer to pay benefits or for cessation of benefits on termination of your employment. Such benefits may also be taxable and subject to IN Revenue & Customs limits.
6.Hours of Work
6.1    You agree to devote your full working time and use best efforts to promoting the business of the Company in the performance of your duties.
6.2    The Company's normal hours of work are between 9:00 and 5:30 Mondays to Fridays, but you agree to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration,
6.3    You agree to opt out of the limit on weekly working hours contained in Regulation 4 of the Working Time Regulations 1998. The Company and you agree that your consent, for the purposes of this sub-clause, will continue indefinitely provided that you may withdraw such consent at any time by giving the Company three months' written notice of your wish to do so.
7.Holidays
7.1    You are entitled to 33 days' holiday during each holiday year in addition to the usual public holidays in England and Wales. You may be required to take some of your holiday entitlement at times specified by the Company, such as the period between Christmas and New Year. The holiday year runs from .1" January to 31" December each year. Up to 5 days of holiday entitlement may be carried forward to the next holiday year. All holiday must be taken at times approved by the Company. Any holiday exceeding one week in duration must be approved by the Company at least four weeks in advance but such approval will not be unreasonably withheld.
7.2    If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year will be calculated on a pro-rata basis, The Company will not pay in lieu of untaken holiday except on termination of your employment. If on termination of your employment you have exceeded your accrued holiday entitlement, the excess may be deducted from any sums due to you from the Company. The Company may require you to take any accrued holiday during any notice period or any period of Garden Leave.
8.Sickness Absence
8.1    If you are absent from work for any reason, you must notify your manager and/or the Company of the reason for your absence as soon as possible and in any event before 9 a.m. on each day of absence. You may be required to complete a self-certification form for periods of absence of seven consecutive days or less. For periods of absence of more than seven consecutive days you must provide the Company with a doctor's certificate covering your entire period of absence. If the Company deems it reasonably necessary for the proper performance of your duties you agree to undergo a medical examination (at the Company's expense) by a doctor nominated by the Company.
8.2    If you are absent from work due to sickness or injury the Company will pay you statutory sick pay (SSP) provided that you satisfy the relevant requirements. Your qualifying days for SSP purposes are Monday to Friday.

8.3    If you are unable to attend work through certified illness or injury, the Company will pay you your full rate of pay and benefits for the first four weeks of absence in your first Sick Pay Year. In each subsequent Sick Pay Year, you may receive up to 75% of your basic salary for up to a further nine weeks of certified absence. For the purpose of this clause 8.3, "Sick Pay Year" means the 12 month period which commences when you are first absent due to certified sickness or injury and each subsequent rolling 12 month period thereafter. Any payments made under this clause 8.3 will be inclusive of any applicable SSP.
9.Termination
9.1    Subject to the remaining provisions of this agreement, either you or the Company may terminate your employment by giving the other party prior written notice of 90 days,
9.2    The Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by notifying you that it will pay a sum in lieu of notice equal to the basic salary and monetary value of the Company's employer pension contributions (subject to applicable HMRC limits and the terms of the applicable pension scheme from time to time in force) (as at the date of termination) which you would have been entitled to receive under this agreement during the notice period referred to at clause 9.1 (or, if notice has already been given, during the remainder of the notice period), such termination to take effect on the date of notification.
9.3    If you or the Company give notice to terminate this agreement, the Company may in its discretion place you on "Garden Leave" for part or all of your notice period, during which time the following arrangements will apply:

(a)	the Company shall be under no obligation to provide you with any work and may revoke any powers you hold on behalf of the Company or any Group Company;

(b)	the Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;

(c)	you will continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	you will remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	you will ensure that the Board knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude you from any premises of the Company or any Group Company; and

(g)
the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

9.4    Notwithstanding clause 9.1, the Company will be entitled to dismiss you at any time without notice or payment in lieu of notice if you:

(a)	commit a serious breach of your obligations as an employee or under this agreement or if you persistently underperform; or

(b)	commit any act of serious or gross misconduct; or

(c)	cease to be entitled to work in the United Kingdom or for the Company; or become bankrupt or make any arrangement or composition with your creditors; or

(d)
(e)    engage in conduct which, in the reasonable opinion of the Board, is detrimental to the Company or any other member of the Group or brings you or the Company or any other member of the Group into disrepute; or

(e)	make any unauthorised use or disclosure of Confidential Information; or are convicted of any criminal offence other than an offence under road traffic legislation not punished by imprisonment; or

(f)	cease to be qualified to act as a director or resign as a director from the Company or any other Group Company without the prior written approval of the Board.

9.5    Upon termination of your employment (for whatever reason) you will have no rights as a result of this agreement or any alleged breach of this agreement or otherwise to any compensation under or in respect of any share options, long-term incentive plans or any other profit sharing scheme in which you may participate or have received grants or allocations on or before the date on which your employment terminates. Any rights which you may have under such schemes will be exclusively governed by the rules of such schemes as amended from time to time.

10.    Post-Termination Restrictive Covenants
10.1     You agree that you will not during the term of your employment and for the periods set out below following the termination of your employment for any reason (less any period spent by you on Garden Leave), on your own behalf or on behalf of or in conjunction with another person or company, directly or indirectly, in competition with the Restricted Business:

(a)
for 12 months, solicit or induce, or attempt to solicit or induce, any director or senior employee of or consultant to the Company or any other member of the Group who was at the Relevant Date employed or engaged in a managerial, sales or advisory capacity and with whom you had material dealings at any time in the 12 months prior to the termination of your employment, to leave the service of the Company or any other member of the Group, or in any way interfere with the relationship between any such director or employee or consultant and the Company or any other member of the Group; and

(b)
for 12 months, solicit or induce, or attempt to solicit or induce, any customer, client, supplier, licensee, licensor, agent or distributor of the Company or any other member of the Group with whom you had material dealings at any time in the 12 months prior to the termination of your employment, to lessen, change or cease doing business with the Company or any other member of the Group, or in any way interfere with the relationship between the Company or any other member of the Group and any such customer, client, supplier, license; licensor, agent or distributor.

10.2 For the purposes of this clause, the term "Restricted Business" shall mean those parts of the business of the Company or other member of the Group as carried on by the Company or other member of the Group at the Relevant Date and with which you were involved to a material extent at any time in the 12 months prior to the termination of your employment; and the term "Relevant Date" shall mean the earlier of the date on which your employment ends or the commencement of any period of Garden Leave.
10.3 Each of the restrictions in sub-clauses 10.1(a) to (d) is intended to be separate and severable. If any of the restrictions is held to be void but would be valid if part of its wording were deleted or modified, such restriction shall apply with such deletion or modification as may be necessary to make it valid or effective.
10.4     You agree to give any new or prospective employer or contractor notice of your restrictions and obligations under this agreement and you consent to the Company doing the same.
11.    Payments and Arrangements on Qualifying Termination
11.1 In the event of a Qualifying Termination, you will receive the following payments:

(a)
A payment of salary and the monetary value of the Company's employer pension contributions (subject to applicable HMRC limits and the terms of the applicable pension scheme from time to time in force) in lieu of your notice period set out in clause 9.1 above, subject to applicable deductions for tax and national insurance UNLESS the Company requires you to work your notice period or places you on Garden Leave in accordance with clause 9.3 above, in either case during part or all of your notice period, in which case you will continue to be paid your salary and benefits during such period, subject to applicable deductions for tax and national insurance; and

(b)	If applicable, a payment in lieu of any outstanding accrued but untaken holiday entitlement as at the Termination Date, subject to applicable deductions for tax and national insurance; and

(c)
If your employment is terminated by the Company by reason of redundancy (as defined under clause 139(1) the Employment Rights Act 1996), a statutory redundancy payment calculated in accordance with applicable requirements; and

(d)
An additional compensatory payment representing 9 months' basic salary and the monetary value of 9 months of the Company's employer pension contributions (subject to applicable HMRC limits and the terms of the applicable pension scheme from time to time in force) at the rate immediately prior to the Qualifying Termination subject to applicable deductions for tax and national insurance PROVIDED THAT you enter into a settlement agreement with the Company waiving any claims that you may have against the Company and any Group Company (whether contractual, statutory or otherwise) that is (i) compliant with applicable UK employment legislation; and (ii) in a form acceptable to the Company and within such timeframe as may reasonably be required by the Company and subject to your compliance at all times with the terms of this agreement, including the post-termination restrictive covenants at clause 10 above, The Company will make a contribution of up to £1,000 plus VAT towards your legal fees in obtaining independent legal advice on the terms and effect of such settlement agreement.

11.2 Nothing in this clause 1 I shall be deemed to entitle you to continued employment with the Company.

11.3 The Company's obligation to make any payments provided for in this clause 11 and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments due to you under any other severance or employment agreement between you and the Company (including this agreement) and any severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defence, or other claim, right, or action that the Company may have against you.
11.4 For the purposes of this clause 11, the following definitions will apply:
"Cause" means grounds for summary termination of your employment under clause 9.4 above,
"Qualifying Termination" means the termination of your employment, or notice of such termination, by the Company, other than where such termination is for Cause.
"Termination Date" means the effective date of termination of your employment, howsoever caused.
12. Directorships
12.1 Your appointment as a director of the Company or any other member of the Group is not a term of your employment and you are not entitled to any additional remuneration in respect of such directorship.
12.2 f during the continuance of this agreement you cease to be a director of the Company or any other member of the Group for any reason, your employment will continue and all terms of this agreement (other than those relating to your position as a director) will continue in full force and effect and you will have no claims in respect of such cessation of office.
12.3     You agree to abide by all statutory, fiduciary or common law duties that apply to you as a director or secretary of the Company or any other member of the Group. You further agree that subject at all times to lawful and regulatory obligations you will not resign as a director without the prior written consent of the Board, and if you are disqualified from acting as a director the Company may terminate your employment under this agreement without notice.
12.4 On termination of your employment for any reason (or earlier if requested by the Company), you will immediately resign, without any claim for compensation, from any directorships and other offices held by you in the Company or any other member of the Group and you hereby irrevocably authorise the Company to appoint any other director of the Company as your agent to sign any documents in your name and on your behalf and do anything necessary to give effect to such resignations,

13. Disciplinary and Grievance Procedures
13.1     The Company's disciplinary and grievance procedures are available from the Company. These do not form part of your contract of employment and the Company may amend or vary them in its absolute discretion. If you have any grievance, or if you are dissatisfied with any disciplinary decision relating to you, please refer the issue in writing to the CEO in the first instance.
13.2     The Company reserves the right to suspend you with pay pending the investigation or resolution of any disciplinary or grievance issue.
14. Confidential Information
14.1 For the purposes of this agreement, "Confidential Information" includes, but is not limited to, information (whether or not recorded in documentary form or on computer disk or tape), which may be imparted in confidence or which is of a confidential nature or which you or the Company may reasonably regard or ought reasonably to regard as being confidential or a trade secret, concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any other Group Company or any of their respective customers, clients, suppliers or employees including, without prejudice to the generality of the foregoing, all client or customer lists, price sensitive information, technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company's or any other Group Company's suppliers', customers' and clients' names, addresses (including email), telephone, fax or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any other Group Company and all confidential aspects of their relationship with the Company or any other Group Company.
14.2 You agree that you will not whether during your employment or at any time after it ends (except with the prior written consent of the Company or, during the continuance of this agreement, in the proper performance of your duties):

(a)
disclose or use any Confidential Information except (i) as required by law; or (ii) insofar as it is in or becomes part of the public domain other than through any act or default on your part; or (iii) pursuant to the protected disclosure provisions in section 43 of the Employment Rights Act 1996;

(b)
copy or reproduce in any form or by or on any media or device or allow others to copy or reproduce any documents (including without limitation letters, faxes and mails), disks, memory devices, notebooks, tapes or other media whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to ("Documents"); or

(c)	remove or transmit from the Company or any Group Company's premises any Documents on which Confidential Information may from time to time be recorded.
15.    Intellectual Property
15.1     For the purposes of this clause 15, the term "Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world. The term "Inventions" means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
15.2     You agree to give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of the Company or any other Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company or, if applicable, any other Group Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company and such other Group Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company or any other member of the Group, be necessary to give effect to this clause 15.2.
15.3     You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 15.2.
15.4     You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or the other Group Companies or its or their nominee the benefit of this clause 15 and acknowledge in favour of a third party that a certificate in writing signed by any director or the secretary of the Company or any other member of the Group that any instrument or act falls within the authority conferred by this clause 15 shall be conclusive evidence that such is the case,
16.    Data Protection
16.1     You understand and agree that, where it is reasonably necessary for the Company or any other Group Company, for the purpose of your employment or for compliance with the Company's (or any other member of the Group's) contractual, statutory, management or other similar obligations, the Company or any other member of the Group or any other authorised person appointed on its or their behalf may hold and process having regard to the 8 Data Protection Principles (both electronically and manually) Personal Data or Sensitive Personal Data relating to you or your employment. The terms "process", "Personal Data" and "Sensitive Personal Data" have the meaning given to them under the Data Protection Act 1998.

16.2     You are responsible for informing the Company and other Group Companies of all material changes to your Personal Data, including but not limited to, your name, address, marital status, contact details, qualifications and next of kin. You will also use your best endeavours to ensure that any Personal Data of other employees, including that which you may use or access during your employment or in accordance with your duties and responsibilities, is kept secure from unauthorised access or disclosure and must not be discussed or disclosed except in accordance with any data protection policy operated by the Company or other Group Companies from time to time and the Data Protection Act 1998,
16.3     You agree that the Company may make Personal Data and Sensitive Personal Data relating to you available to any other member of the Group, those who provide products or services to the Company and any other member of the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or any other member of the Group or the business in which you work, in all cases whether within or outside the European Economic Area even where the country or territory in question does not maintain adequate data protection standards providing that processing is in accordance with the 8 Data Protection Principles.
16.4     You consent to the Company monitoring and recording any use that you make of the Company's and any other member of the Group's electronic communications systems for the purpose of ensuring that the Company's and any other member of the Group's rules are being complied with and for legitimate business purposes. You shall comply with any electronic communication systems policies that the Company or any other member of the Group may issue from time to time.
17.Company Property
17.1     All documents, manuals, hardware, equipment, property and software provided for your use by the Company or any other member of the Group, and any data or documents (including copies) produced, maintained or stored on its or their computer systems or other electronic equipment (including mobile phones and Blackberries), remain the property of the Company or such other member of the Group.
17.2     You must return to the Company at any time on request (and in any event prior to the termination of your employment with the Company) any property of the Company or any other Group Company (including Confidential Information and Documents) in your possession or under your control, including any original or copy documents obtained by you in the course of your employment.
18.Collective Agreement
There is no collective agreement which affects your employment.
19.    Definitions
In this agreement, the term "Group" or "Group Company" means the Company and any company which is from time to time a holding company of the Company, a subsidiary of the Company, or a subsidiary of a holding company of the Company and the words "holding company" and "subsidiary" have the meanings given to them under section 1159 of the Companies Act 2006; and the term "Board" means the board of directors of the Company.
20.Interpretation, Third Parties, Choice of Law and Entire Agreement
20.1     Each of the clauses and sub-clauses of this agreement are intended to be separate and severable. If any of the clauses or part of them shall be held to be void but would be valid if part of their wording were deleted, such clause shall apply with such deletion as may be necessary to make it valid or effective.
20.2     This agreement does not create any rights enforceable by any person who is not a party, except that the terms of the agreement may be enforced by any member of the Group, subject to and in accordance with the terms of this agreement and the Contracts (Rights of Third Parties) Act 1999.
20.3     No provision of this agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a duly authorised officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time

. Failure by you or the Company to insist upon strict compliance with any provision of this agreement or to assert any right hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this agreement.
20.4     This agreement represents the entire agreement between the parties and supersedes all prior oral and written communications, contracts and understandings between them, including the employment contract between you and the Company dated 1 e October 2000,
20.5     This agreement shall be governed by and interpreted in accordance with the laws of England. The courts of England and Wales shall have jurisdiction over any dispute arising from this agreement.
Please indicate your acceptance of these terms by signing in the space provided below in the presence of a witness and returning to the Company.

EXECUTED AND DELIVERED as a Deed by the Company and Dermod Ranaghan on the date stated at the start of this agreement.

Signed for and on behalf of	/s/ Peter Woodward
Cartesian Limited	Director
as a Deed by	Peter Woodward

in the presence of:

Witness Signature:	/s/ Carolyn Hughes
Witness Name:	Carolyn Hughes
Witness Address:

SIGNED by	/s/ Dermod Ranaghan
Dermod Ranaghan	Dermod Ranaghan
as a Deed

in the presence of:

Witness Signature:	/s/ Sharon Ranaghan
Witness Name:	Sharon Ranaghan
Witness Address: